Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Eureka Financial Corp. of our report, dated November 30, 2010, related to the consolidated balance sheet of Eureka Financial Corp. and Subsidiary as of September 30, 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended September 30, 2010, which appears in the Annual Report on Form 10-K for the year ended September 30, 2011 of Eureka Financial Corp.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

June 4, 2012